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Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CROCS, INC.

        The undersigned incorporator, in order to form a corporate entity under the General Corporation Law of the State of Delaware, hereby sets forth the following Certificate of Incorporation:

ARTICLE I.

        The name of this corporation is Crocs, Inc., (the "Company" or the "Corporation").

ARTICLE II.

        The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

        The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law ("DGCL").

ARTICLE IV.

        A.    The Company is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Company is authorized to issue is 32,000,000 shares, 25,000,000 shares of which shall be Common Stock (the "Common Stock") and 7,000,000 shares of which shall be Preferred Stock (the "Preferred Stock"). The Preferred Stock shall have a par value of $.001 per share and the Common Stock shall have a par value of $.001 per share. Subject to any vote expressly required by this Certificate of Incorporation, authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation thereof, dividend rights, special voting rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law.

        B.    The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote (voting together on an as if converted basis, irrespective of the provisions of Section 242(b)(2) of the DGCL).

        C.    7,000,000 of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "Series Preferred").

        D.    The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

          1.     DIVIDEND RIGHTS.

            (a)   Holders of Series Preferred, in preference to the holders of Common Stock, shall be entitled to receive, when, as and if declared by the Board of Directors (the "Board"), but only out of funds that are legally available therefor, cumulative cash dividends at the rate of five percent (5%) of the Original Issue Price (as defined below) per annum, on each outstanding share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). All accrued but unpaid dividends on the Series Preferred shall be payable on the first day of June and the first day of December of each calendar year commencing June 1, 2005. Any dividend required to be paid on the Series Preferred may be waived by the holders of a least a majority of the outstanding Series Preferred.

            (b)   The "Original Issue Price" of the Series Preferred shall be $172.4138.

            (c)   So long as any shares of Series Preferred are outstanding, the Company shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Series Preferred shall have been paid or declared and set apart, except for:

              (i)    acquisitions of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to the Company; or

              (ii)   acquisitions of Common Stock in exercise of the Company's right of first refusal to repurchase such shares or pursuant to Section 6 hereof.

            (d)   In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

            (e)   The provisions of Sections 1(c) and 1(d) shall not apply to a dividend payable in Common Stock, or any repurchase of any outstanding securities of the Company that is approved by (i) the Board and (ii) the Series Preferred.

          2.     VOTING RIGHTS.

          (a)   General Rights. Each holder of shares of the Series Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series Preferred could be converted (pursuant to Section 5 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the bylaws of the Company, and shall be entitled (except as otherwise expressly provided herein or as required by law) to vote, together with holders of the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock with respect to any question upon which holders of Common Stock have the right to vote.

          (b)   Separate Vote of Series Preferred. For so long as any shares of Series Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least a majority of the outstanding Series Preferred shall be necessary for effecting or validating the following actions:

            (i)    Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series Preferred so as to affect them adversely;

            (ii)   Any increase or decrease in the authorized number of shares of Common Stock, Preferred Stock or Series Preferred;

            (iii) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series Preferred in right of redemption, liquidation preference, voting or dividends or any increase in the authorized or designated number of any such new class or series;

            (iv)  Any redemption, repurchase, payment of dividends or other distributions with respect to Common Stock (except for acquisitions of Common Stock by the Company permitted by Sections 1 and 6 hereof or in the exercise of the Company's right of first refusal upon a proposed transfer);

            (v)   Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 4);

            (vi)  Any action that results in the payment or declaration of a dividend on any shares of Common Stock or Preferred Stock (except as required by Section 1);

            (vii)   Any voluntary dissolution or liquidation of the Company;

            (viii)   Any issuance of indebtedness in excess of $500,000; or

            (ix)  Any increase or decrease in the authorized number of members of the Company's Board.

          (c)   Election of Board of Directors. The holders of Series Preferred, voting as a separate class on an as-if-converted basis, shall be entitled to elect two members of the Board at each meeting or pursuant to each consent of the Company's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors.

          3.     LIQUIDATION RIGHTS.

          (a)   Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a "Liquidation Event"), before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution, or the consideration received in such transaction, for each share of Series Preferred held by them, an amount per share of Series Preferred equal to the Original Issue Price plus all accrued and unpaid dividends on the Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

          (b)   After the payment of the full liquidation preference of the Series Preferred as set forth in Section 3(a) above and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the assets of the Company legally available for distribution in such Liquidation Event (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

          4.     ASSET TRANSFER OR ACQUISITION RIGHTS.

          (a)   An Acquisition or Asset Transfer (as hereinafter defined) will each be considered a Liquidation Event under Section 3 unless the holders of at least a majority of the Series Preferred elect otherwise by written notice given to the Company at least five days prior to the effective date of any such transaction.

          (b)   For the purposes of this Section 4: (i) "Acquisition" shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions (including, without limitation, any stock purchase, reorganization, merger or consolidation) to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof; and (ii) "Asset Transfer" shall mean a sale, lease or other disposition of all or substantially all of the assets of the Company.

          (c)   In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors on the date such determination is made.

          (d)   The Company shall give each holder of record of Series Preferred written notice of any impending Acquisition or Asset Transfer not later than 10 days prior to the stockholders' meeting called to approve such transaction, or 10 days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 4, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than 10 days after the Company has given the first notice provided for herein or sooner than 10 days after the Company has given any subsequent notice of any material changes as provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series Preferred that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Series Preferred.

          5.     CONVERSION RIGHTS.

        The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the "Conversion Rights"):

          (a)   Optional Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the "Series Preferred Conversion Rate" then in effect (determined as provided in Section 5(b)) by the number of shares of Series Preferred being converted.

          (b)   Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the "Series Preferred Conversion Rate") shall be the quotient obtained by dividing the Original Issue Price of the Series Preferred by the "Series Preferred Conversion Price," calculated as provided in Section 5(c).

          (c)   Series Preferred Conversion Price. The conversion price for the Series Preferred shall initially be the Original Issue Price of the Series Preferred (the "Series Preferred Conversion Price"). Such initial Series Preferred Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted.

          (d)   Mechanics of Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board as of the date of such conversion), any accumulated and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock's fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

          (e)   Adjustment for Stock Splits and Combinations. If at any time or from time to time after the date that the first share of Series Preferred is issued (the "Original Issue Date") the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Preferred Stock, the Series Preferred Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

          (f)    Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock without a corresponding dividend or other distribution to holders of Preferred Stock, the Series Preferred Conversion Price that is then in effect shall be decreased as of the time of such issuance, as provided below:

            (i)    The Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

              (A)  the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

              (B)  the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

            (ii)   If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, the Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

            (iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series Preferred Conversion Price shall be adjusted pursuant to this Section 5(f) to reflect the actual payment of such dividend or distribution.

          (g)   Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition or Asset Transfer treated as a Liquidation Event in accordance with Section 4 or a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 5), in any such event each holder of Series Preferred shall then have the right to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Series Preferred could have been converted immediately prior to such recapitalization, reclassification, merger, consolidation or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of the Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

          (h)   Certificate of Adjustment. In each case of an adjustment or readjustment of the Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Series Preferred, if the Series Preferred is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series Preferred at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (ii) the Series Preferred Conversion Price at the time in effect, (iii) the number of Additional Shares of Common Stock and (iv) the type and amount, if any, of other property which at the time would be received upon conversion of the Series Preferred.

          (i)    Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least 10 days prior to the record date specified therein (or such shorter period approved by the holders of at least a majority of the outstanding Series Preferred) a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (B) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (C) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up.

          (j)    Automatic Conversion.

            (i)    Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least a majority of the outstanding shares of the Series Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $10,000,000.

            (ii)   Upon the occurrence of either of the events specified in Section 5(j)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(d).

          (k)   Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined in good faith by the Board) on the date of conversion.

          (l)    Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred and issuing shares of Common Stock pursuant to the exercise of any option or warrant, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred and the exercise of all outstanding options and warrants, then, in addition to such other remedies as shall be available to the holders of the Series Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (m)  Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

          (n)   Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

          6.     REDEMPTION.

          (a)   The Company shall be obligated to redeem the Series Preferred as follows:

            (i)    The holders of at least a majority of the then outstanding shares of Series Preferred, voting together as a separate class, may require the Company, to the extent it may lawfully do so, to redeem the Series Preferred on July 1, 2009 (each a "Redemption Date"); provided that the Company shall receive at least 90 days prior to the Redemption Date written notice of such consent or vote of the Series Preferred. The Company shall effect such redemption on the Redemption Date by paying in cash in exchange for the shares of Series Preferred to be redeemed a sum equal to the Original Issue Price per share of Series Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing date hereof) plus all accrued and unpaid dividends with respect to such shares. The total amount to be paid for the Series Preferred is hereinafter referred to as the "Redemption Price."

            (ii)   At least 30 days but no more than 60 days prior to the Redemption Date, the Company shall send a notice (a "Redemption Notice") to all holders of Series Preferred to be redeemed setting forth (A) the Redemption Price for the shares to be redeemed; and (B) the place at which such holders may obtain payment of the Redemption Price upon surrender of their share certificates. If the Company does not have sufficient funds legally available to redeem all shares to be redeemed on the Redemption Date (including, if applicable, those to be redeemed at the option of the Company), then it shall so notify such holders and shall redeem such shares pro rata (based on the portion of the aggregate Redemption Price payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

          (b)   On or prior to the Redemption Date, the Company shall deposit the Redemption Price of all shares to be redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000, as a trust fund, with irrevocable instructions and authority to the bank or trust company to pay, on and after the Redemption Date, the Redemption Price of the shares to their respective holders upon the surrender of their share certificates. Any moneys deposited by the Company pursuant to this Section 6(b) for the redemption of shares thereafter converted into shares of Common Stock pursuant to Section 5 hereof no later than the fifth day preceding the applicable Redemption Date shall be returned to the Company forthwith upon such conversion. The balance of any funds deposited by the Company pursuant to this Section 6(b) remaining unclaimed at the expiration of one (1) year following the Redemption Date shall be returned to the Company promptly upon its written request.

          (c)   On or after the Redemption Date, each holder of shares of Series Preferred to be redeemed shall surrender such holder's certificates representing such shares to the Company in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price or the Company is unable to pay the Redemption Price due to not having sufficient legally available funds, all rights of the holder of such shares as holder of Series Preferred (except the right to receive the Redemption Price without interest upon surrender of their certificates), shall cease and terminate with respect to such shares; provided that in the event that shares of Series Preferred are not redeemed due to a default in payment by the Company or because the Company does not have sufficient legally available funds, such shares of Series Preferred shall remain outstanding and shall be entitled to all of the rights and preferences provided herein until redeemed.

          (d)   In the event of a call for redemption of any shares of Series Preferred, the Conversion Rights (as defined in Section 5) for such Series Preferred shall terminate as to the shares designated for redemption at the close of business on the fifth day preceding the Redemption Date, unless default is made in payment of the Redemption Price.

ARTICLE V.

        The name and mailing address of the sole incorporator of the Corporation are Nathaniel G. Ford, c/o Faegre & Benson LLP, 3200 Wells Fargo Center, 1700 Lincoln Street, Denver, Colorado 80203-4532.

ARTICLE VI.

        The Corporation is to have perpetual existence.

ARTICLE VII.

        In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VIII.

        Meetings of stockholders may be held within or outside the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation. Elections of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

ARTICLE IX.

        The Corporation shall indemnify, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, each of its directors and officers. In addition, the Corporation may indemnify such of its employees, fiduciaries and agents as it may deem advisable. The personal liability of a director of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director shall be limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as it now exists or may hereafter be amended. Any repeal or modification of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE X.

        The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in the manner now or hereinafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

* * * *

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Incorporation on the 15th day of April, 2005.

/s/ Nathaniel G. Ford Nathaniel G. Ford, Sole Incorporator

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  Exhibit 3.1
CERTIFICATE OF INCORPORATION OF CROCS, INC.
ARTICLE I.
ARTICLE II.
ARTICLE III.
ARTICLE IV.
ARTICLE V.
ARTICLE VI.
ARTICLE VII.
ARTICLE VIII.
ARTICLE IX.
ARTICLE X.